Exhibit 99.1
Miami-Dade County Operations
(A Division of Republic Services of Florida, a Limited Partnership)
Financial Statements
For the Nine Months Ended
September 30, 2009

REPORT OF INDEPENDENT AUDITORS
Miami-Dade County Operations, a division of Republic Services of Florida, a Limited Partnership
Miami, Florida
We have audited the accompanying balance sheet of Miami-Dade County Operations, a division of Republic Services of Florida, a Limited Partnership as of September 30, 2009, and the related statements of operations and division equity (deficit) and cash flows for the nine months then ended. These financial statements are the responsibility of the Parent Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miami-Dade County Operations, a division of Republic Services of Florida, a Limited Partnership as of September 30, 2009, and the results of its operations and its cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.
As disclosed in Note 9 of the notes to financial statements, in October 2009, substantially all operating assets and certain liabilities of Miami-Dade County Operations, a division of Republic Services of Florida, a Limited Partnership were acquired by Waste Services, Inc.
/s/ Crowe Horwath LLP
Fort Lauderdale, Florida
December 18, 2009

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
BALANCE SHEET
As of September 30, 2009
(In thousands)

ASSETS
Current assets:
Cash	$43
Accounts receivable	2,278
Prepaid expenses and other current assets	200

Total current assets	2,521

Property and equipment, net	6,503
Goodwill	19,218

Total assets	$28,242

LIABILITIES AND PARENT COMPANY INVESTMENT

Current liabilities:
Accounts payable	$628
Accrued expenses and other current liabilities	2,754

Total current liabilities	3,382

Commitments and contingencies (Note 8)

Parent Company investment:
Division deficit	(4,403)
Due to Parent Company	29,263

Total Parent Company investment	24,860

Total liabilities and Parent Company investment	$28,242

The accompanying notes are an integral part of these financial statements.

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
STATEMENT OF OPERATIONS AND DIVISION EQUITY (DEFICIT)
For the Nine Months Ended September 30, 2009
(In thousands)

Revenue	$15,073
Operating and other expenses:
Cost of operations (exclusive of depreciation)	9,999
Selling, general and administrative expense (exclusive of depreciation)	1,735
Depreciation expense	678
Impairment of goodwill and other assets	16,699

Loss from operations	(14,038)
Interest expense from Parent Company	1,356

Net loss before income taxes	(15,394)
Income tax benefit	(2,847)

Net loss	(12,547)
Division equity, beginning of period	8,144

Division deficit, end of period	$(4,403)

The accompanying notes are an integral part of these financial statements.

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2009
(In thousands)

Cash flows from operating activities:
Net loss	$(12,547)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	678
Impairment of goodwill and other assets	16,699
Changes in operating assets and liabilities:
Accounts receivable	56
Prepaid expenses and other assets	118
Accounts payable and other accrued expenses	(510)

Net cash provided by operating activities	4,494

Cash flows from investing activities:
Purchase of property and equipment	(174)
Proceeds from the sale of property and equipment	65

Net cash used in investing activities	(109)

Cash flows from financing activities:
Change in due to Parent Company	(4,418)

Net cash used in financing activities	(4,418)

Decrease in cash	(33)
Cash, beginning of period	76

Cash, end of period	$43

The accompanying notes are an integral part of these financial statements.

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2009
Note 1. Organization, Operations and Basis of Presentation
Business Activity
Miami-Dade County Operations (the “Company”) is a division of Republic Services of Florida, a Limited Partnership (the “Partnership”). The Partnership is a subsidiary of Republic Services, Inc. (the “Parent Company”). The Company provides solid waste collection and recycling services within the Miami-Dade County, Florida market.
In October 2009, the Parent Company entered into a definitive agreement to sell substantially all of the Company’s assets and certain liabilities to Waste Services, Inc. (“Waste Services”) for proceeds of $32.0 million plus working capital, as defined in the agreement. The accompanying balance sheet as of September 30, 2009 was prepared by the Parent Company prior to the divestiture and reflects the assets and liabilities of the Company prior to the sale.
Basis of Presentation
The Company is not a registrant with the Securities and Exchange Commission (the “SEC”); however, the Parent Company is a registrant with the SEC and is subject to the SEC’s periodic reporting requirements. Certain estimates, including allocations from the Parent Company, have been recorded in the accompanying financial statements for stand-alone financial reporting purposes. Management of the Company believes that the presentations and disclosures herein are adequate to make the information not misleading. In the opinion of management, all adjustments necessary to fairly state the accompanying financial statements have been reflected. The Company evaluated subsequent events through the date the accompanying financial statements were issued, which was December 18, 2009. All figures are presented in thousands of U.S. dollars, except where expressly stated as being in millions.
As discussed in Note 7, the Parent Company charges the Company for management, financial and other administrative services, which the Parent Company provides to the Company, and also allocates certain of its overhead costs to the Company. The Parent Company also maintains insurance coverage (employee health, general, auto liability and workers compensation) for the Company and allocates the cost of such coverage to the Company.
Note 2. Summary of Significant Accounting Policies
Use of Estimates
The Company uses estimates and assumptions in preparing the financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. It is reasonably possible that actual results could differ from the estimates that were used and that a change in estimate may occur in the near term. Significant estimates include the Company’s allowance for doubtful accounts, income tax expense or benefit and the carrying values of goodwill and other long-lived assets.
Accounts Receivable
The Company maintains an allowance for doubtful accounts based on the expected collectability of its accounts receivable. The Company performs credit evaluations of significant customers and establish an allowance for doubtful accounts based on the aging of receivables, payment performance factors, historical trends and other information. The Company evaluates and revises its reserve on a monthly basis based on a review of specific accounts outstanding and the history of uncollectible accounts.

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
NOTES TO FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2009
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist primarily of cash and trade accounts receivable. The Company maintains cash in bank accounts at high quality financial institutions. These cash balances, at times, may exceed federally insured limits.
The Company’s customers are diversified as to industry concentrations; however, the Company’s operations are concentrated in Miami-Dade County, Florida, which may be subject to specific economic conditions that vary from those nationally as well as weather related events that may impact the Company’s operations.
Property and Equipment
Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes at rates based on the following useful lives:

Buildings and improvements	7 – 40 years
Containers, compactors and other equipment	3 – 15 years
Vehicles	5 – 12 years
Furniture, fixtures and office equipment	5 – 12 years
Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Gains and losses on sales of capital assets are charged to operations currently.
Long-Lived Assets
The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of property and equipment or whether the remaining balance of property and equipment, or other long-lived assets, should be evaluated for possible impairment. Instances that may lead to an impairment include: (i) a significant decrease in the market price of a long-lived asset or asset group; (ii) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition; (iii) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group; (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or (vi) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
If indicators of impairment exist, the asset or asset group is reviewed to determine whether its recoverability is impaired. The Company assesses the recoverability of the asset or asset group by comparing its carrying value to an estimate (or estimates) of its undiscounted future cash flows over its remaining life. If the estimated undiscounted cash flows are not sufficient to recover the carrying value of the asset or asset group, the Company measures an impairment loss as the amount by which the carrying amount of the asset exceeds its fair value. The loss is recorded to the statement of operations in the current period. Estimating future cash flows requires significant judgment, and the Company’s projections of future cash flows and remaining useful lives may vary materially from actual results.

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
NOTES TO FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2009
Goodwill
The Company tests goodwill for impairment on an annual basis using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill is not impaired. If the carrying value of the reporting unit’s net assets, including goodwill, exceeds the fair value of the reporting unit, then the Company determines the implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and an impairment is recognized for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income. The implied fair value of goodwill is calculated by subtracting the fair value of tangible and intangible assets associated with the reporting unit from the fair value of the unit.
The Company has only one reporting unit. In determining fair value, the Company utilizes discounted future cash flows or offers from interested investors, if any. There may be instances where alternative methods provide a more accurate measure or indication of fair value. Significant estimates used in the fair value calculation utilizing discounted future cash flows include, but are not limited to: (i) estimates of future revenue and expense growth by reporting unit; (ii) future estimated effective tax rates; (iii) future estimated capital expenditures as well as future required investments in working capital; (iv) estimated discount rate; and (v) the future terminal value of the reporting unit, which is based on its ability to exist into perpetuity.
In addition, management evaluates a reporting unit for impairment if events or circumstances change between annual tests, indicating a possible impairment. Examples of such events or circumstances include: (i) a significant adverse change in legal factors or in the business climate; (ii) an adverse action or assessment by a regulator; (iii) a more likely than not expectation that a reporting unit or a significant portion thereof will be sold; or (iv) the testing for recoverability of a significant asset group within the reporting unit.
Fair Value Measurements
The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and accrued expenses. The carrying amounts of such financial instruments approximate their respective estimated fair values due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair values are not necessarily indicative of the amounts the Company would realize in the current market exchange or from future earnings or cash flows.
The fair value hierarchy under GAAP distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:
•	Level one — Quoted market prices in active markets for identical assets or liabilities;

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.
Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company has no assets or liabilities measured at fair value on a recurring basis. The Company has measured goodwill at fair value on a non-recurring basis during the nine months ended September 30, 2009, which is discussed more fully in Note 4.
Revenue Recognition
The Company recognizes revenue when services, such as providing waste collection and recycling services, are rendered. Advanced billings are recorded as deferred revenue and are recognized as revenue at the time the related services are provided.

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
NOTES TO FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2009
Income Taxes
The Company’s operating results are included in the consolidated federal income tax return of the Parent Company. Separate Company state income tax returns are filed in Florida. The allocation of consolidated income taxes of the Parent Company to the Company is determined as if the Company prepared separate tax returns. The income tax liability is reflected in the due to Parent Company balance on the balance sheet. Deferred tax assets and liabilities (including any valuation allowance) and reserves for any uncertain tax positions are maintained on a corporate-wide basis by the Parent Company. The Parent Company recognizes interest and penalties as incurred within the provision for income taxes. The Parent Company and its subsidiaries are subject to income tax in the U.S. and Puerto Rico, as well as income tax in multiple state jurisdictions, and is subject to various federal, foreign, state and local tax rules and regulations. The Parent Company’s compliance with such rules and regulations is periodically audited by tax authorities. These authorities may challenge the positions taken in tax filings. As such, to provide for certain potential tax exposures, the Parent Company maintains liabilities for uncertain tax positions for its estimate of the final outcome of the examinations. As of September 30, 2009, the Parent Company’s tax years that remain subject to examination by major tax jurisdictions, as it relates to the Company, are 2005 to 2008.
Advertising
The Company’s policy is to expense advertising costs as the costs are incurred. Advertising expense for the nine months ended September 30, 2009 was less than $0.1 million.
Note 3. Property and Equipment
Property and equipment consist of the following as of September 30, 2009:

Land	$738
Buildings and improvements	473
Containers, compactors and other equipment	4,109
Vehicles	6,617
Furniture, fixtures and office equipment	106

12,043
Less: Accumulated depreciation	(5,540)

Property and equipment, net	$6,503

Note 4. Goodwill and Other Assets
On October 5, 2009, Waste Services acquired substantially all of the assets of the Company and assumed certain of the Company’s liabilities (see Note 9, Subsequent Events). The purchase price for this transaction totaled $32.7 million. The Company assessed goodwill for impairment prior to the sale and recognized an impairment charge for goodwill of $15.6 million for the nine months ended September 30, 2009. This impairment was based on an implied fair value of goodwill of $19.2 million, which was determined using level three inputs and was calculated using the two-step process previously described. Separately, an adjustment to decrease goodwill by $0.2 million was made during the nine months ended September 30, 2009 for deferred taxes pertaining to prior years’ acquisitions.
In connection with the sale, the Company also recognized an impairment charge for other assets of $1.1 million, which relates to a disposal agreement that had a carrying value of $1.2 million as of January 1, 2009. The Company utilized $0.1 million of this asset during the nine months ended September 30, 2009. This asset was not transferred as part of the sale.

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
NOTES TO FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2009
Note 5. Accrued Expenses
Accrued expenses consist of the following as of September 30, 2009:

Deferred revenue	$1,682
Franchise fees	327
Payroll and related taxes and benefits	149
Other	596

Total accrued expenses	$2,754

Note 6. Income Taxes
The Company’s operating results are included in the consolidated federal income tax return of the Parent Company. Separate Company state income tax returns are filed in Florida. The allocation of consolidated income taxes of the Parent Company to the Company is determined as if the Company prepared a separate tax return. The components of the income tax benefit consist of the following for the nine months ended September 30, 2009:

Federal	$(2,441)
State	(406)

Income tax benefit	$(2,847)

The federal and state income tax provision includes both current and deferred income taxes. Under the informal tax sharing arrangement with the Parent Company, the total benefit is treated as a current benefit, which has increased cash flows from operating activities and has decreased the amount due to the Parent Company. Deferred income tax assets and liabilities (including any valuation allowance) and reserves for any uncertain tax positions related to the Company are maintained by the Parent Company.
The charge of $15.6 million for the impairment of goodwill included approximately $8.0 million of goodwill that is not deductible for income tax purposes, and as such is treated as a permanent non-deductible item. A reconciliation of the income tax benefit at the federal statutory tax rate to the reported tax provision for the nine months ended September 30, 2009 is as follows:

Income tax benefit at statutory rate (35%)	$(5,388)
Non-deductible goodwill impairment charge	2,805
State income tax benefit, net of federal benefit	(264)

Income tax benefit	$(2,847)

Note 7. Related Party Transactions
All treasury functions are maintained at the Parent Company. Cash receipts are deposited into an account maintained by the Parent Company and the Company’s cash requirements are met by the Parent Company with the net amount of these cash transactions recorded as due to Parent Company. The Company is charged interest at a rate of approximately 6.0% on the balances due to the Parent Company. Interest expense allocated by the Parent Company to the Company was approximately $1.4 million for the nine months ended September 30, 2009. The balance due to the Parent Company was approximately $29.3 million as of September 30, 2009.
The Company is charged for management, financial and other administrative services provided by the Parent Company, including overhead, and is allocated these charges based on the Company’s revenue relative to other divisions of the Parent Company. Related charges for the nine months ended September 30, 2009 were approximately $0.4 million and are included in selling, general and administrative expenses. Management believes the method of allocation used is reasonable but would not necessarily represent those costs charged by non-affiliated companies or incurred for similar functions on a stand-alone basis.

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
NOTES TO FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2009
The Parent Company sponsors a 401(k) plan (the “Plan”), which is a defined contribution plan that is available to eligible employees. Under the Plan, eligible employees may contribute a portion of their annual compensation on a pre-tax basis, subject to certain restrictions set by the Internal Revenue Code. The Parent Company matches 100% of the first 3% of eligible compensation and 50% of the next 2% of eligible compensation contributed by each employee, which is funded in cash. All contributions vest immediately. Matching contributions, which were expensed by the Company, were $0.1 million for the nine months ended September 30, 2009.
Note 8. Commitments and Contingencies
Operating Lease Agreements
The Company has non-cancelable operating lease agreements for certain equipment. Future minimum payments due under these lease agreements are as follows (for the twelve months ended September 30):

2010	$15
2011	11
2012	8
2013	5

$39

Financial Assurance
As of September 30, 2009, the Parent Company, in connection with the Company’s operations, has provided $2.2 million in financial assurances to governmental agencies relating to its collection and recycling operations. These financial assurance requirements are satisfied by providing performance bonds, letters of credit, insurance policies or trust deposits to secure these obligations. Additionally, the Parent Company, in connection with the Company’s operations, is required to provide financial assurances for its insurance program and collateral required for certain performance obligations.
These financial instruments are issued in the normal course of business. They are not debt and, therefore, are not reflected in the accompanying balance sheet. The underlying obligations of the financial assurance instruments would be valued and recorded in the balance sheet based on the likelihood of performance being required, which the Parent Company and the Company do not expect to occur. The fair value of such assurances is allocated to the Company by the Parent Company.
Litigation
The Company and its Parent Company are subject to extensive and evolving laws and regulations and have implemented environmental safeguards to respond to regulatory requirements. In the normal course of conducting operations, the Company and its Parent Company may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments, which may have an impact on earnings for a particular period. Litigation and regulatory compliance contingencies are accrued for when such costs are probable and reasonably estimable. There are no matters outstanding at September 30, 2009 that management expects to have a material adverse effect on the Company’s liquidity, financial position or results of operations, and no provisions have been made in these Financial Statements for such matters.

MIAMI-DADE COUNTY OPERATIONS
(A Division of Republic Services of Florida, a Limited Partnership)
NOTES TO FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2009
Guarantees and Collateral
The Parent Company and/or the Partnership enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the financial statements based on management’s best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where the Parent Company and / or the Partnership indemnify the buyer for liabilities that may become known in the future but that relate to the Company’s activities prior to the divestiture.
Along with substantially all of the other operations of the Parent Company, the Company’s assets collateralize certain of the Parent Company’s outstanding debt obligations.
Note 9. Subsequent Events
On October 5, 2009, Waste Services acquired substantially all of the assets of the Company and assumed certain of the Company’s liabilities. The purchase price for this transaction totaled $32.7 million.